Remington Oil and Gas Corporation
                       Computation of Earnings per Share
                                  Exhibit 11.1
                   (In thousands, except per share amounts)

                                                   For the Three Months Ended
                                                            March 31,
                                                   --------------------------
                                                       2000           1999
                                                   --------------------------

Net income (loss) available for basic income
  per share                                          $  3,784       $ (6,676)
 Interest expense on the Notes (net of tax) (1)            -              -
                                                   -----------    -----------
Net income (loss) available for diluted income
  per share                                          $  3,784       $ (6,676)
                                                   ===========    ===========

Basic income (loss) per share                        $   0.18       $  (0.31)
                                                   ===========    ===========

Diluted income (loss) per share                      $   0.18       $  (0.31)

Weighted average common Stock                          21,304         21,247
Dilutive stock options outstanding (treasury stock
   method) (1)                                             -              -
Shares assumed issued by conversion of the Notes (1)       -              -
                                                   -----------    -----------
Total common shares for diluted income (loss) per
  share                                                21,304         21,247
                                                   ===========    ===========

(1) Non dilutive.

Potential increase to net income for diluted
  income per share
 Interest expense on Notes (net of tax)              $     80       $    341

Potential issues of common stock for diluted
  income per share
 Weighted average stock options outstanding                 5          1,226
 Weighted average warrant outstanding                     200            300
 Weighted average shares issued assuming
  conversion of Notes                                     541          2,342

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